Filed pursuant to 424(b)(3)
Registration #333-103799

SUPPLEMENT NO. 42
DATED NOVEMBER 24, 2004
TO THE PROSPECTUS DATED SEPTEMBER 15, 2003
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 42 to you in order to supplement our prospectus. This supplement updates information in the "Borrowing", "Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 42 supplements, modifies or supersedes certain information contained in our prospectus, Supplement No. 41 dated November 16, 2004, Supplement No. 40 dated November 9, 2004, Supplement No. 39 dated November 1, 2004, Supplement No. 38 dated October 22, 2004, and Supplement No. 37 dated October 13, 2004, (Supplement No. 37 superseded certain information contained in our prospectus and prior supplements dated between October 23, 2003 and October 13, 2004), and must be read in conjunction with our prospectus.

Borrowing

The discussion under this section, which starts on page 91 of our prospectus, is modified and supplemented by the following information regarding our borrowing policies.

Our board of directors adopted a policy to delegate to management the ability to obtain the unsecured line of credit facility with Key Bank for up to $100,000,000. The commitment letter was signed on November 17, 2004, and will have optional unsecured borrowing capacity of $150,000,000 for a total unsecured borrowing capacity of $250,000,000. The facility will have an initial term of one year with two one year extension options, and will replace the current line on or about December 1, 2004, subject to final documentation.

Real Property Investments

The discussion under this section, which starts on page 98 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Edgemont Town Center, Homewood, Alabama

On November 24, 2004, we purchased an existing shopping center known as Edgemont Town Center, containing 77,655 gross leasable square feet. The center is located at 411 Green Springs Highway in Homewood, Alabama.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $15,639,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $201 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Publix	44,840	58	12.00	11/03	12/23

For federal income tax purposes, the depreciable basis in this property will be approximately $11,729,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Edgemont Town Center was built in 2003. As of November 1, 2004, this property was 95% occupied, with a total 74,055 square feet leased to 15 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Nextel Communications	1,360	11/06	25,840	19.00
Crown Jewelry	1,600	11/08	30,400	19.00
Mr. Burch Formalwear, Inc.	2,000	11/08	38,000	19.00
Pet Supplies Plus	6,000	12/08	114,000	19.00
Firehouse Subs	1,600	12/08	30,400	19.00
Headstart Family Hair Salons	1,680	01/09	23,940	14.25
Mobility Central, Inc.	1,600	02/09	30,400	25.00
Sally Beauty Supplies	1,615	08/09	32,300	20.00
EB Games	1,200	10/09	30,000	25.00
L.V. Nails	1,360	11/13	25,840	19.00
Hunan Wok	1,600	02/14	30,400	19.00
Qdoba Mexican Grill *	2,400	12/14	60,000	25.00
Bama Wings *	1,200	12/14	30,000	25.00
Deep South Barbecue *	4,000	01/15	76,000	19.00
Publix	44,840	12/23	538,080	12.00

* Ten year lease term has not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

University Town Center, Tuscaloosa, Alabama

On November 24, 2004, we purchased an existing shopping center known as University Town Center, containing 57,250 gross leasable square feet. The center is located at 1190 University Boulevard in Tuscaloosa, Alabama.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $10,569,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $185 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	28,800	50	13.85	06/04	06/24

For federal income tax purposes, the depreciable basis in this property will be approximately $7,927,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

University Town Center was built in 2002. As of November 1, 2004, this property was 100% occupied, with a total 57,250 square feet leased to 15 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Sun and Soul	3,665	09/07	62,305	17.00
Movie Gallery	2,411	10/07	40,987	17.00
The UPS Store	2,479	12/07	44,622	18.00
Cold Stone Creamery	1,713	01/08	39,399	23.00
Firehouse Subs	1,827	01/08	34,713	19.00
Bad Ass Coffee	1,947	02/08	44,781	23.00
Headstart Family Hair Salons	1,485	02/08	34,155	23.00
Southtrust Bank (ATM)	42	04/08	7,800	185.71
Private Gallery	1,964	09/08	45,172	23.00
Nail Club	1,449	02/09	27,531	19.00
The Buzz	1,378	03/09	26,871	19.50
University Wireless	3,022	07/09	57,418	19.00
Qdoba Mexican Grill	2,641	11/12	60,743	23.00
Hud Guthrie's	2,427	12/12	46,113	19.00
Publix	28,800	06/24	398,880	13.85

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Zurich Towers, Schaumburg, Illinois

On November 23, 2004, we purchased two connecting, 20 story, tower office buildings, containing approximately 895,418 of gross leasable square feet. The towers are located at 1400-1450 E. American Lane in Schaumburg, Illinois.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $138,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $154 per square foot of leasable space.

We purchased this property with our own funds. On November 23, 2004, we obtained financing in the amount of $81,420,000. The loan requires interest only payments at an annual rate of 4.247% and matures December 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenant would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Zurich American Insurance Company, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis over the next twelve years.
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Zurich American Insurance Company	895,418	100	9.92	11/04	11/16

For federal income tax purposes, the depreciable basis in this property is approximately $103,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Oswego Commons, Oswego, Illinois

On November 23, 2004, we purchased a portion of an existing shopping center known as Oswego Commons. This transaction is comprised of 188,150 gross leasable square feet. The center is located at 3080 Route 34 in Oswego, Illinois.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $35,022,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $186 per square foot of leasable space.

We are purchasing this property with our own funds. On November 23, 2004, we obtained financing in the amount of $19,262,100. The loan requires interest only payments at an annual rate of 4.75% and matures December, 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Dominick's, T.J. Maxx and OfficeMax, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Dominick's	65,844	35	12.21	03/02	03/22

T.J. Maxx	28,144	15	10.20	10/02	09/12

OfficeMax	20,015	11	14.00	11/03	10/18

For federal income tax purposes, the depreciable basis in this property will be approximately $26,267,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Oswego Commons was constructed in phases from 2002 to 2004. As of November 1, 2004, this property was 98% occupied, with a total 183,950 square feet leased to 21 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

3 Day Blinds	1,802	09/07	44,100	24.47
Quizno's	1,612	09/07	36,864	22.87
Lee Nails	919	10/07	22,938	24.96
EB Games	2,015	01/08	47,352	23.50
All Cleaners	1,100	01/08	28,920	26.29
Lemstone	2,334	10/08	44,340	19.00
American Mattress	4,200	03/09	92,400	22.00
Oreck Home Care	1,500	05/09	34,500	23.00
Hallmark	4,413	01/10	72,240	16.37
T-Mobile	1,920	12/11	57,900	30.16
Great Clips	1,163	07/12	27,660	23.78
Panera Bread	4,200	09/12	96,600	23.00
T.J. Maxx	28,144	09/12	287,000	10.20
Coldstone Creamery	1,400	01/13	33,600	24.00
Payless Shoes	2,496	02/13	52,416	21.00
Famous Footwear	9,773	03/13	134,376	13.75
Party City	12,012	03/13	176,448	14.69
Petco	13,788	10/13	181,308	13.15
Zales Jewelry	3,300	04/14	79,200	24.00
OfficeMax	20,015	10/18	280,200	14.00
Dominick's	65,844	03/22	804,000	12.21

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Fox Creek Village, Longmont, Colorado

On November 22, 2004, we purchased a newly constructed shopping center known as Fox Creek Village, containing 139,730 gross leasable square feet which includes 39,200 square feet of ground lease space. The center is located at 1601 Pace Street and 815 East 175th Avenue in Longmont, Colorado.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $21,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $150 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, King Soopers, leases more than 10% of the total gross leasable area of the property under a lease and a ground lease. The leases with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

King Soopers	68,657	49	10.12	11/03	11/23
King Soopers Fuel Site (Ground Lease)	29,200	21	N/A	11/03	11/18

For federal income tax purposes, the depreciable basis in this property will be approximately $15,750,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Fox Creek Village was built during 2003 and 2004. As of November 1, 2004, this property was 86% occupied, with a total 120,162 square feet leased to 12 tenants and two ground lease tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Caliber Cleaners	1,300	02/09	29,904	23.00
Cost Cutters	1,300	02/09	29,904	23.00
Nicolo's Chicago Style Pizza	2,477	02/09	54,504	22.00
Eyeluminations	1,400	02/09	30,804	22.00
Subway	1,580	03/09	34,764	22.00
Starbucks Coffee	1,500	06/09	40,500	27.00
Hi-Fi Nails	1,300	05/09	29,904	23.00
Shape Up to Ship Out	1,300	05/09	27,300	21.00
Squeeze International	1,400	08/09	31,500	22.50
PostNet	1,300	09/09	28,596	22.00
Vino Cellars Wine & Liquor	3,948	01/14	82,908	21.00
King Soopers Fuel Site (Ground Lease)	29,200	11/18	20,000	N/A
King Soopers	68,657	11/23	695,100	10.12
World Savings Bank (Ground Lease)	3,500	08/24	88,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Wilshire Plaza III, Kansas City, Missouri

On November 17, 2004, we finalized our purchase of 88,248 gross leasable square feet of the newly constructed single tenant space that is part of a shopping center known as Wilshire Plaza III. The center is located at I-35 and Highway 152 in Kansas City, Missouri.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $9,850,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $112 per square foot of leasable space.

On November 17, 2004, we obtained financing in the amount of $5,417,500. The loan requires interest only payments at an annual rate of 5.12% and matures in November 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kohl's, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kohl's	88,248	100	8.37	11/04	01/24

For federal income tax purposes, the depreciable basis in this property will be approximately $7,387,500. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Potential Property Acquisitions

We are currently considering acquiring the properties listed below. Our decision to acquire these properties will generally depend upon:

  no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
  our receipts of sufficient net proceeds from this offering and financing proceeds to make these acquisition; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for each property, we have considered a variety of factors including, overall valuation of net rental income, location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the shopping center is comparable to market rates. We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed. These properties will be subject to competition from similar shopping centers within their market area, and their economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to our decision to acquire these properties.

Henry Town Center, McDonough, Georgia

We anticipate purchasing 444,296 gross leasable square feet (which includes 63,354 square feet of ground lease space) of a 722,244 square foot shopping center known as Henry Town Center. The center is located at I-75 and Jonesboro Road in McDonough, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $62,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $140 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, BJ's Wholesale Club and Belk, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

BJ's Wholesale Club	115,396	26	9.00	05/02	05/22

Belk (Ground Lease)	58,267	13	N/A	06/02	07/22

For federal income tax purposes, the depreciable basis in this property will be approximately $46,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The portion of Henry Town Center which we anticipate purchasing was built in 2002. As of November 1, 2004, the property was 100% leased to 42 tenants and two ground lease tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Friedman's Jewelers	2,386	07/05	42,948	18.00
Cellular Depot	1,155	07/05	24,925	21.58
Water Sports South	1,200	01/06	21,600	18.00
H & R Block	1,986	05/07	34,755	17.50
Famous Footwear	10,000	07/07	145,000	14.50
Sally Beauty Supply	1,400	07/07	27,300	19.50
GNC	1,200	07/07	24,000	20.00
Oreck Home Care	1,600	07/07	27,200	17.00
Hibbett Sporting Goods	5,000	08/07	75,000	15.00
Fantastic Sam's	1,600	08/07	30,400	19.00
Motherhood Maternity	1,600	08/07	38,000	23.75
Dollar Exclusive	3,200	09/07	54,400	17.00
Dessert Factory	1,200	09/07	21,600	18.00
Nails & Tan	1,200	09/07	20,400	17.00
EB Games	1,600	09/07	28,800	18.00
Subway Real Estate	1,600	10/07	32,960	20.60
Hong Kong Cafe	1,400	10/07	23,800	17.00
Orthodontic Centers	3,235	11/07	58,230	18.00
Dress Barn	7,200	12/07	86,400	12.00
The School Box	4,800	12/07	72,000	15.00
Planet Beach Real Estate	1,200	12/07	22,200	18.50
Scrap Happy	3,000	12/07	51,000	17.00
Mattress King	4,685	12/07	81,987	17.50
Liberty Mutual Insurance	1,400	01/08	24,500	17.50
RadioShack	2,786	02/08	44,576	16.00
Gloria's Hallmark	4,500	02/08	72,000	16.00
Lane Bryant	4,800	03/08	79,200	16.50
Gecko Grill	1,600	03/08	27,200	17.00
Serenity Spa & Salon	2,400	04/08	40,800	17.00
Michael's	23,754	02/12	237,540	10.00
Marshalls	30,000	05/12	226,500	7.55
Longhorn (Ground Lease)	5,087	06/12	81,500	N/A
Payless Shoesource	2,800	06/12	54,404	19.43
Pier 1 Imports	10,000	08/12	155,000	15.50
Staples	24,229	08/12	230,175	9.50
Woody's Bar B Que	5,080	08/12	87,478	17.22
Cici's Pizza	4,200	09/12	67,200	16.00
Ross Dress for Less	30,187	01/13	324,510	10.75
Bath & Body Works	3,000	01/13	59,700	19.90
Books-A-Million	12,510	01/13	125,100	10.00
Bed, Bath & Beyond	19,978	01/13	214,764	10.75
PETsMART	18,875	08/17	202,906	10.75
BJ's Wholesale Club	115,396	05/22	1,038,564	9.00
Belk (Ground Lease)	58,267	07/22	203,934	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Gateway Station, College Station, Texas

We anticipate purchasing a newly constructed retail building known as Gateway Station, containing 23,438 gross leasable square feet. The center is located at 1501 University Drive at Loop 6 in College Station, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $6,500,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $277 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Kirkland's, Talbots, Joseph A. Banks and Chico's, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kirkland's	5,000	21	22.00	06/04	01/15

Talbots	4,200	18	18.00	08/04	01/15

Joseph A. Banks	3,905	17	20.00	06/04	01/15

Chico's	2,740	12	20.00	06/04	06/09

For federal income tax purposes, the depreciable basis in this property will be approximately $4,875,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Station was built during 2003 and 2004. As of November 1, 2004, this property was 91% occupied, with a total 21,291 square feet leased to seven tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Chico's	2,740	06/09	54,806	20.00
Uniquely U	1,501	11/09	36,000	23.98
Heartworks *	2,191	11/09	54,774	25.00
Douglas Jewelers *	1,754	03/10	43,850	25.00
Kirkland's	5,000	01/15	110,000	22.00
Talbots	4,200	01/15	75,600	18.00
Joseph A. Banks	3,905	01/15	78,100	20.00

* Lease term has not yet commenced but commences upon the tenant's occupancy.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Quail Springs, Oklahoma City, Oklahoma

We anticipate purchasing a freestanding retail building located at the Quail Springs Shopping Center, containing 100,671 gross leasable square feet. The center is located at 2201 West Memorial Road in Oklahoma City, Oklahoma.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $10,450,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $104 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Best Buy and Gordmans, each lease 100% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
				Base Rent
	Approximate			Per Square
	GLA Leased	% of Total	Renewal	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Options	Annum ($)	Beginning	To

Best Buy	45,545	45	3/5 yr.	5.75	11/04	01/15

Gordmans	55,126	55	4/5 yr.	9.10	10/03	01/14

For federal income tax purposes, the depreciable basis in this property will be approximately $7,838,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

McAllen Shopping Center, McAllen, Texas

We anticipate purchasing a newly constructed shopping center known as McAllen Shopping Center, containing 17,625 gross leasable square feet. The center is located at 10th Street and Trenton Road in McAllen, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $4,150,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $235 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Payless Shoesource, RadioShack, Hollywood Video, and Dr. Fiona Kolia, Optometrist, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Payless Shoesource	2,800	16	18.25	08/03	07/08

RadioShack	2,500	14	19.00	11/04	03/09

Hollywood Video	6,282	36	18.50	11/03	10/13

Dr. Fiona Kolia, Optometrist	1,736	10	19.50	11/03	01/08

For federal income tax purposes, the depreciable basis in this property will be approximately $3,113,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

McAllen Shopping Center was built during 2004. As of November 1, 2004, this property was 100% occupied, with a total 17,625 square feet leased to seven tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dr. Fiona Kolia, Optometrist	1,736	01/08	33,860	19.50
Classic Cleaners	1,400	07/08	26,600	19.00
Payless Shoesource	2,800	07/08	51,100	18.25
RadioShack	2,500	03/09	47,500	19.00
Sally Beauty Supply	1,500	04/09	33,750	22.50
Just a Cut	1,407	01/13	25,326	18.00
Hollywood Video	6,282	10/13	116,217	18.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Evans Towne Centre, Augusta, Georgia

We anticipate purchasing an existing shopping center known as Evans Towne Centre, containing 75,695 gross leasable square feet. The center is located at 4274 Washington Road in Augusta, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $8,880,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $117 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Publix	47,955	63	8.25	06/95	06/15

For federal income tax purposes, the depreciable basis in this property will be approximately $6,660,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Evans Towne Center was built in 1995. As of November 1, 2004, this property was 97% occupied, with a total 73,295 square feet leased to 14 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Evans Hibachi	2,800	01/06	32,200	11.50
Gorins Cafe & Grill	1,200	03/06	14,832	12.36
Great Expectations Precision Haircutters	2,100	04/06	28,119	13.39
Physical Therapy Associates	2,240	04/06	26,870	12.00
Classical Ballet Conservatory	1,600	06/06	21,424	13.39
Master Cleaners	1,200	09/06	15,600	13.00
Professional Network Support	1,600	12/06	18,960	11.85
Quizno's	1,600	01/07	20,800	13.00
The Augusta Chronicle	4,000	02/08	44,000	11.00
Mai Thai Restaurant	1,400	04/08	18,018	12.87
U.S. Nails	1,200	09/08	15,600	13.00
Sun Rayz Tanning	3,200	01/09	35,200	11.00
Top Shelf Cigar & Tobacco Shoppe	1,200	07/09	15,600	13.00
Publix	47,955	06/15	395,629	8.25

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Irmo Station, Columbia, South Carolina

We anticipate purchasing an existing shopping center known as Irmo Station, containing 99,619 gross leasable square feet. The center is located at 7467 St. Andrews Road in Columbia, South Carolina.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $13,100,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $131 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kroger	56,942	57	9.71	10/99	10/19

For federal income tax purposes, the depreciable basis in this property will be approximately $9,825,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Irmo Station was built in phases in 1980 and 1985, with an expansion of one tenant's space in 1999. As of November 1, 2004, this property was 91% occupied, with a total 90,960 square feet leased to 17 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dr. John Edwards, DDS	1,750	03/05	31,500	18.00
Hemingway's Saloon	5,550	04/05	30,803	5.55
Invitation Station	2,205	08/05	24,255	11.00
The Cutting Point	1,050	09/05	14,175	13.50
Dollar Tree Store	6,892	01/06	55,136	8.00
Pizza Hut	1,470	05/06	21,771	14.81
Julie Stephens Agency	1,050	06/06	13,497	12.85
Wilson Wireless	1,000	10/06	18,000	18.00
Columbia Conservatory	1,761	05/07	19,899	11.30
Irmo Interiors	2,000	07/07	30,000	15.00
Kroger Liquor	1,250	01/08	15,625	12.50
Firehouse Subs	1,750	06/08	29,750	17.00
Han's Alterations	1,050	03/09	14,595	13.90
Tripp's Cleaners	1,250	05/09	18,125	14.50
ITA Taekwondo Academy	2,940	08/09	33,810	11.50
Lovely Nails	1,050	12/09	13,650	13.00
Kroger	56,942	10/19	552,800	9.71

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Gateway Pavilion, Avondale, Arizona

We anticipate purchasing 318,410 gross leasable square feet of a 620,000 square foot newly constructed shopping center known as Gateway Pavilion, containing 620,000 gross leasable square feet. We will have the option to purchase the remaining portion upon completion during 2005. The center is located at Interstate 10 and 101 Loop Freeway in Avondale, Arizona.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $68,768,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $216 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Circuit City, Sports Authority and Mor Furniture, lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's commencement date. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Circuit City	32,500	10	13.08	12/03	01/19

Sports Authority	35,700	11	11.50	10/03	01/14

Mor Furniture *	35,000	11	9.90	12/04	11/14

* Ten year lease term has not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

For federal income tax purposes, the depreciable basis in this property will be approximately $51,576,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The portion of Gateway Pavilion which we anticipate purchasing was newly constructed between 2003 and 2004. As of November 1, 2004, this property was 92% leased, with a total of 292,475 square feet leased to 40 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Mattress Outlet	3,262	01/08	81,550	25.00
Cold Stone Creamery	1,400	02/08	36,596	26.14
T-Mobile	2,200	02/08	61,600	28.00
Great Clips	1,200	02/08	31,200	26.00
Game Stop	1,505	02/08	39,130	26.00
Port of Subs	1,800	03/08	46,800	26.00
Cactus Creek	1,300	05/08	33,800	26.00
Studio 101	1,261	11/08	30,264	24.00
Liberty Fitness	1,653	12/08	38,019	23.00
AT&T Wireless	1,300	12/08	35,100	27.00
Eagle Flooring	3,220	12/08	81,272	25.24
Tan Frenzee	1,443	01/09	36,075	25.00
Jamba Juice	1,200	06/09	33,600	28.00
Remedy Temp, Inc.	1,200	06/09	32,400	27.00
Johnny Rockets *	2,368	09/09	59,200	25.00
Ray's Pizza	1,980	04/11	51,480	26.00
Saba's Western Wear	4,509	06/11	54,108	12.00
Native New Yorker	7,001	03/13	138,023	19.71
La Nails	2,200	03/13	55,000	25.00
Sunny Neigh DDS	2,000	03/13	51,000	25.50
Koyoto Bowl	1,980	03/13	43,560	22.00
Panda Express	2,256	03/13	58,656	26.00
Quizno's	1,472	03/13	36,800	25.00
Baja Fresh Mexican Grill	2,969	04/13	71,256	24.00
Starbucks	1,504	08/13	42,112	28.00
Marshalls	28,150	10/13	267,425	9.50
Bed, Bath & Beyond	25,063	01/14	275,693	11.00
Carrabbas	6,100	01/14	86,986	14.26
Sports Authority	35,700	01/14	410,550	11.50
PETCO *	14,638	08/14	242,259	16.55
Peter Piper Pizza*	10,000	09/14	180,000	18.00
The Vitamin Shoppe *	4,500	10/14	135,000	30.00
Mor Furniture *	35,000	11/14	346,500	9.90
Krispy Creme Doughnuts	4,200	12/18	80,000	19.05
Borders Books	20,000	01/19	245,000	12.25
Circuit City	32,500	01/19	425,100	13.08
Red Robin	7,000	02/19	85,000	12.14
Paul Lee's Chinese Kitchen *	6,000	10/19	87,500	14.58
Village Inn *	4,441	11/19	140,025	31.53
McDonalds	5,000	09/23	72,500	14.50

* Lease terms have not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 148 of our prospectus.

Update

The following table updates shares sold in our offering as of November 19, 2004:
		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our offering began September 15, 2003:	183,646,056	1,836,380,577	191,395,924	1,644,984,653

Shares sold pursuant to our distribution reinvestment program	2,530,957	24,044,093	-	24,044,093

	186,197,013	1,860,624,670	191,395,924	1,669,228,746

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.